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[SI FINANCIAL GROUP, INC. LETTERHEAD]


                                                              EARNINGS RELEASE

                                                                (NASDAQ: SIFI)

SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2007

Willimantic, Connecticut--April 25, 2007. SI Financial Group, Inc. (the "Company") (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the "Bank"), reported net income of $449,000, or $0.04 basic and diluted earnings per common share, for the quarter ended March 31, 2007 versus net income of $795,000, or $0.07 basic and diluted earnings per common share, for the quarter ended March 31, 2006.

Net interest and dividend income decreased 6.8% to $5.3 million for the quarter ended March 31, 2007 from $5.6 million for the quarter ended March 31, 2006. Net interest and dividend income decreased for the quarter due to a higher cost of funds primarily related to interest rates paid on certificate of deposit accounts and the volume of interest-bearing liabilities, offset by an increase in the average balance of loans.

The provision for loan losses decreased $120,000 to $165,000 for the first quarter of 2007. The first quarter of 2006 included an additional provision for loan losses of $150,000 related to the indirect automobile loan portfolio, which was purchased in February of 2006, due to the increased risk of loss associated with this type of consumer lending. At March 31, 2007, nonperforming loans totaled $4.5 million compared to $90,000 at March 31, 2006. The increase was primarily attributable to three commercial mortgage loans totaling $3.5 million. Net loan charge-offs were $62,000 and $2,000 for the three months ended March 31, 2007 and 2006, respectively. Consumer loans related to the indirect automobile portfolio represented all loan charge-offs for the first quarter of 2007.

Noninterest income was $2.5 million for the quarter ended March 31, 2007 compared to $2.1 million for the quarter ended March 31, 2006. The increase in noninterest income principally resulted from a gain of $321,000 from the sale of marketable equity securities during the first quarter of 2007. Additionally, wealth management fees increased $88,000 primarily resulting from growth in the market value of assets under administration. The increase in noninterest income was offset by a decrease in other noninterest income of $43,000 and service fees of $18,000 for the quarter ended March 31, 2007.

Noninterest expenses were $6.9 million for the quarter ended March 31, 2007 compared to $6.3 million for the quarter ended March 31, 2006. The increase in noninterest expenses reflected an increase in operating costs associated with the opening of two branch offices in 2006. Occupancy and equipment, compensation costs, other noninterest expenses and outside professional services contributed the largest increases to noninterest expenses. New branch offices resulted in higher occupancy and equipment expense primarily due to additional operating lease payments, depreciation expense and other occupancy-related expenses. Compensation costs were higher in 2007 due to increased staffing levels associated with the new offices. Other noninterest expenses were lower in 2006 compared to 2007 as a result of a change in estimate for lower than anticipated losses on uncollectible items related to the implementation of the Bank's remote branch capture system at the end of 2005. Outside professional services expense was higher in 2007 due to the termination of the agreement to purchase a mortgage company, which was announced earlier this month, resulting in a charge to operations for purchase-related transaction costs associated with the termination, offset by a reduction in other legal and auditing expenditures.

Total assets grew $2.9 million, or 0.4%, to $759.9 million at March 31, 2007 from $757.0 million at December 31, 2006. Contributing to the increase in assets were increases of $5.8 million in net loans receivable and $1.9 million in available for sale securities, offset by decreases of $4.1 million in cash and cash equivalents, $383,000 in accrued interest receivable and $212,000 in other assets. The increase in net loans receivable reflects increases in commercial and residential mortgage loans of $5.3 million and $3.0 million, respectively, during the first quarter of 2007. Available for sale securities increased as a result of purchases of predominately mortgage-backed securities with longer-term maturities. Repayments of Federal Home Loan Bank advances reduced cash and cash equivalents during the first quarter of 2007. Accrued interest decreased as a result of commercial loan payments and the reversal of interest on nonperforming loans. Furthermore, the decrease in other assets primarily resulted from the write-off of purchase-related transaction costs associated with the termination of the mortgage company purchase and the settlement of other receivables.

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Total liabilities were $676.7 million at March 31, 2007 compared to $674.7 million at December 31, 2006. Deposits increased $8.9 million, or 1.7%, which included an increase in predominately NOW and money market and certificate of deposit accounts of $5.6 million and $2.6 million, respectively, during 2007 as a result of additional branch offices and attractive promotional rates. The Bank's new e.SI checking product contributed $6.6 million to the increase in deposits, which was partly offset by decreases in other deposit products. Borrowings decreased from $127.4 million at December 31, 2006 to $122.3 million at March 31, 2007, resulting from the repayment of Federal Home Loan Bank advances.

Total stockholders' equity increased $822,000 from $82.4 million at December 31, 2006 to $83.2 million at March 31, 2007. The increase in equity related to earnings of $449,000, a decrease in net unrealized holding losses on available for sale securities aggregating $267,000 (net of taxes) and the amortization of equity awards of $192,000, offset by dividends declared of $189,000.

"The mix of asset and liability growth during the first quarter of 2007 creates a positive trend for improved performance for the Bank," commented President and CEO, Rheo A. Brouillard.

As previously announced, the Company declared a cash dividend of $0.04 per outstanding common share on March 21, 2007, which will be paid on April 27, 2007 to shareholders of record as of April 6, 2007. SI Bancorp, MHC, the Company's mutual holding company parent, waived receipt of its dividend.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its nineteen offices, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

==============================================================================
This release contains "forward-looking statements" that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in the real estate market values in the Company's market area, ability to operate new branch offices profitably, ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.


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


SELECTED FINANCIAL CONDITION DATA:

-----------------------------------------------------------------------------------------
(Dollars In Thousands / Unaudited)                       March 31,          December 31,
                                                           2007                 2006
-----------------------------------------------------------------------------------------
ASSETS
Noninterest-bearing cash and due from banks              $  13,176            $ 14,984
Interest-bearing cash and cash equivalents                   8,844              11,124
Investment securities                                      128,026             126,168
Loans held for sale                                            257                 135
Loans receivable, net                                      579,879             574,111
Cash surrender value of life insurance                       8,188               8,116
Other assets                                                21,564              22,399
                                                         -----------------------------
     Total assets                                         $759,934            $757,037
                                                         =============================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits                                                $547,566            $538,676
  Borrowings                                               122,340             127,421
  Other liabilities                                          6,820               8,554
                                                         -----------------------------
     Total liabilities                                     676,726             674,651
                                                         -----------------------------
Stockholders' equity                                        83,208              82,386
                                                         -----------------------------
     Total liabilities and stockholders' equity           $759,934            $757,037
                                                         =============================



SELECTED OPERATING DATA:

------------------------------------------------------------------------------
(Dollars In Thousands / Unaudited)                     Three Months Ended
                                                            March 31,
                                                            ---------
                                                       2007          2006
------------------------------------------------------------------------------
Interest and dividend income                         $10,474        $9,530
Interest expense                                       5,222         3,896
                                                     ----------------------
  Net interest and dividend income                     5,252         5,634
                                                     ----------------------
Provision for loan losses                                165           285
                                                     ----------------------
Net interest and dividend income                       5,087         5,349
  after provision for loan losses

Noninterest income                                     2,483         2,124
Noninterest expenses                                   6,946         6,280
                                                     ----------------------
Income before provision for income taxes                 624         1,193
Provision for income taxes                               175           398
                                                     ----------------------
Net income                                           $   449        $  795
                                                     ======================


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

SELECTED OPERATING DATA - CONTINUED
------------------------------------------------------------------------------
(Unaudited)                                            Three Months Ended
                                                            March 31,
                                                            ---------
                                                       2007          2006
------------------------------------------------------------------------------

Earnings per common share:
  Basic                                           $      0.04   $      0.07
  Diluted                                         $      0.04        $ 0.07

Weighted-average common shares outstanding:
  Basic                                            11,805,171    11,821,981
  Diluted                                          11,887,491    11,876,492



SELECTED FINANCIAL RATIOS:
------------------------------------------------------------------------------
(Dollars In Thousands / Unaudited)                         At or For the
                                                        Three Months Ended
                                                            March 31,
                                                            ---------
                                                       2007          2006
------------------------------------------------------------------------------

Selected Performance Ratios: (1)
Return on average assets                               0.24%         0.46%
Return on average equity                               2.20          4.02
Interest rate spread                                   2.48          3.04
Net interest margin                                    2.98          3.44
Efficiency ratio (2)                                  93.69         80.95

Asset Quality Ratios:
Allowance for loan losses                           $ 4,468        $3,954
Allowance for loan losses as a percent
  of total loans                                       0.77%         0.72%
Allowance for loan losses as a percent of
  nonperforming loans                                 98.59      4,393.33
Nonperforming loans                                 $ 4,532        $   90
Nonperforming loans as a percent of total loans        0.78%         0.02%
Nonperforming assets (3)                            $ 4,857        $   90
Nonperforming assets as a percent of total assets      0.64%         0.01%


(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and dividend income and noninterest income, less any realized gains or losses on the sale of securities.
(3) Nonperforming assets consist of nonperforming loans and real estate owned.

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CONTACT:
Sandra Mitchell
Vice President/Director of Corporate Communications
Email:  investorrelations@banksi.com
(860) 456-6509